EXHIBIT 10.5

AGREEMENT FOR SALE AND PURCHASE

THIS AGREEMENT FOR SALE AND PURCHASE (“Agreement”), made this 9th day of May, 2016 (the “Effective Date”), by and between GRAY EAGLE DEVELOPMENT, LLP, an Indiana limited liability partnership [dba 96th & Olio Road Self Storage] ("Seller") and SSG MCCORDSVILLE LLC, a Delaware limited liability company ("Buyer"),

W I T N E S S E T H:

WHEREAS, Seller is the owner of the fee simple estate of all that certain tract or parcel of land located in Fishers, Indiana, and commonly known as 13942 East 96th Street, McCordsville, IN 46055 and more particularly described in Exhibit A (the "Land"), together with all improvements situate thereon (together with the Land, the "Project"); a current plan of the Project is attached hereto as Exhibit B and made a part hereof;

WHEREAS, Seller desires to sell and Buyer desires to buy, inter alia, the Project at the price and on the other terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants herein contained, and intending to be legally bound hereby, the parties covenant and agree as follows:

1.	Agreement to Sell and Purchase

Seller shall sell and convey, and Buyer shall purchase, the Project; together with the easements, rights, privileges and appurtenances belonging thereto; together with Seller's right, title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining the Land to the center line thereof; together with all sign posts and signage used by Seller in connection with the Project; together with all appurtenant easements for ingress and egress and utilities; together with all fixtures and equipment now located in, upon, attached or appurtenant to or used in the operation of the Project; together with all real property leases, licenses and self-storage rental agreements (collectively, the “Leases”) and the lighting fixtures, air-conditioning units, window screens and other appliances, furniture, equipment, customer lists, rights to facility telephone and fax numbers, email addresses, yellow pages ads and other local ads, inventories (including all boxes, cash registers, packaging materials, locks and all other contents of the retail store located on the Project) and other personal property and supplies owned by Seller and used or acquired for use at the Project (the "Personalty", and all of the foregoing property, real, personal and mixed, being collectively called the "Property").  The purchase of the Property shall not include the use of any name or logo belonging to Seller, except that Buyer, at no additional cost or liability to Buyer, may use the Seller’s name and logo on the existing Property signage for a period not to exceed 60 days following Closing; provided, however, such use of Seller’s name and logo shall be at no cost or liability to Seller.  Buyer use commercially reasonable efforts to cause its own new signage to be placed at the Property post-Closing.

h/re/self storage/McCordsville IN/agtofsale 050316

2.	Purchase Price

Buyer shall pay Seller for the Property the sum of SEVEN MILLION SEVEN HUNDRED THOUSAND AND 00/100 DOLLARS ($7,700,000.00) (the "Purchase Price") as follows:

(a)FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) no later than three (3) business days after the Effective Date and, unless Buyer earlier terminates (or is deemed to have terminated) this Agreement as herein provided, FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) within three (3) business days after the date of the Feasibility Study Clearance Letter, as hereinafter defined (all such monies, together with any additional deposit required hereunder, and together with interest which shall accrue thereon, being collectively called the "Deposit"), all to be held in escrow by First American Title Insurance Company ("Title Company" and "Escrow Agent"), with an address at 251 E. Ohio St., Suite 200, Indianapolis, IN 46204, Attn: Monica Chavez; telephone: 317-616-7336, and disbursed in accordance herewith; and

(b)The balance of the Purchase Price at Closing (hereinafter defined) by wire transfer of immediately available Federal funds, subject to the prorations set forth herein.

3.	Representations and Warranties of Seller

Seller represents, warrants and covenants to Buyer (which representations and warranties shall be true as of the Effective Date of this Agreement and as of the Closing Date, as hereinafter defined, and shall survive Closing) that:

(a)Seller has full power and authority to enter into, and to perform its obligations under, this Agreement.  This Agreement has been duly authorized by all necessary action of Seller.

(b)There is no claim, action, suit or proceeding pending or, to the best of Seller’s knowledge, threatened against, by or otherwise affecting Seller or the Property or any portion thereof or relating to or arising out of ownership, management or operation of the Property in any court or before or by any federal, state, county, township or municipal department, commission, board, bureau or agency.

(c)All of the obligations of Seller under any contracts affecting the Property which ought to be fulfilled prior to the Closing Date or arising from conditions existing prior thereto will be timely performed by Seller.

(d)Seller has no employees, and Buyer shall not be assuming any employment-related liabilities of Seller under this Agreement.

(e)The Leases described in Exhibit C (the "Lease Schedule"), true, correct and complete copies of which will be made available to Buyer, are all of the leases, licenses and rental agreements affecting the Property as of the date shown thereon Lease Schedule accurately sets forth, as of the date set forth thereon, with respect to each Lease:  (i) the names, and unit numbers or leased premises, of the lessees; (ii) the monthly rents, which might be in excess of the rates described in the Leases due to increased rental rates; and (iii) the expiration dates.  Seller shall make all Leases affecting the Property available to Buyer for Buyer’s review at Seller’s offices; provided, however, Seller shall provide to Buyer .pdf copies of those Leases with Montessori Academy at Geist, Inc. and Thomas A. Grant, respectively, by email.  Seller further represents and warrants that:

(i)the Leases are in full force and effect;

(ii)no amendments, oral or written, have been made with respect to the Leases, other than those listed in the Lease Schedule or made in accordance with Paragraph 5(c);

(iii)none of the lessees under the Leases have made any security deposits thereunder, other than Montessori Academy at Geist, Inc., the amount of which deposit is shown on Schedule 3(e) attached hereto and made part hereof;

(iv)there are no rights of use for any portions of the Property now in effect or hereafter to come into effect, except the rights under the Leases or made in accordance with Paragraph 5(c), and no lessee has any option, agreement of sale, extension or renewal, or any other right, title or interest in the Property acquired directly through Seller, other than its rights of use as aforesaid; and

(v)the information relating to the Leases as set forth in the Lease Schedule is true, correct and complete as of the date shown thereon.

(f)Attached hereto as Exhibit D (the "Contract Schedule") is a true, correct and complete list of all service contracts and other contracts (other than the Leases) respecting the operation of the Property (the "Contracts").  The Contracts are currently in full force and effect and Seller has performed or, if performance is not currently required, will perform all its obligations thereunder.  Buyer agrees to assume the Contracts set forth on Schedule 3(f).

(g)Seller is not a "foreign person" within the meaning of Section 1445 of the United States Internal Revenue Code, as amended, or its regulations.

(h)To the best of Seller’s knowledge, no part of the Property is in violation of applicable laws, codes, or regulations, including (without limitation) those related to health, safety, access, and/or the environment.

(i)To the best of Seller’s knowledge, there are no "hazardous substances" (as defined in any applicable law) located on the Project.

(j)The Project is zoned PUD M; to the best of Seller’s knowledge, the current uses of the Project are permissible under such zoning classification.

(k)Seller manages and operates the Project; Braun & Sullivan, LLP provide employment, payroll and bookkeeping services to Seller.

(l)To the best of Seller’s knowledge, there are no structural or other defects in or upon the Project, including (without limitation) HVAC or other mechanical systems, and all such systems are in good working order.

(m)There are no existing or pending contracts of sale, options to purchase or rights of first refusal (or the like) with respect to all or any part of the Property.

(n)The Property has direct access to and from a public right-of-way.

As used herein, “the best of Seller’s knowledge” shall mean the actual and constructive knowledge of any one or both of: Seller’s principals Richard Braun and Christopher Sullivan, both of whom are involved in the day to day operations of the Seller and the Property.

Buyer represents and warrants to Seller (which representations and warranties shall be true as of the date of this Agreement and as of the Closing Date, as hereinafter defined, and shall survive Closing) that Buyer has full power and authority to enter into, and to perform its obligations under, this Agreement.  This Agreement has been duly authorized by all necessary limited liability company action of Buyer.  Neither the execution, delivery or performance of this Agreement by the Buyer, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Buyer pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Buyer is bound.

4.	Conditions Precedent to Closing; Default

(a)Buyer's obligation to close hereunder shall be expressly conditioned upon the occurrence or fulfillment of each of the following conditions on or prior to the Closing Date or such earlier date as may be provided in this Paragraph 4(a):

(i)All of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

(ii)Seller shall have performed (in all material respects) all covenants and agreements required by this Agreement to be performed by Seller at or prior to the Closing Date.

(iii)There shall have been no material and adverse change to the condition of the Project since the Feasibility Study Termination Date.

If any of the conditions set forth above in Paragraph 4(a)(i)-(iii) are not satisfied, Buyer, in addition to its other remedies set forth herein, shall be entitled to (A) terminate this Agreement and receive back the Deposit, and this Agreement shall be deemed null and void, (B) pursue specific performance and/or (C) pursue any other remedies at law or in equity.

(b)Seller's obligation to close hereunder shall be expressly conditioned upon Buyer's performance (in all material respects) of all covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing Date.  Upon Buyer's failure to perform (in all material respects) all such covenants and agreements, Seller shall be entitled to receive the Deposit from Escrow Agent, as liquidated damages and not as a penalty, and such receipt shall be Seller's sole remedy.  In no event shall Seller bring action, sue or seek damages or recourse against any principal, member, affiliate or parent company of Buyer (including, without limitation, Global Self Storage, Inc.).

5.	Feasibility Study; Termination; Seller's Operations Prior to Closing; Signage

(a)Within three (3) business days after the Effective Date or within such other time as hereinafter set forth, Seller shall:

(i)Provide to Buyer, via a data room or other electronic means:

All existing Surveys and Site Plans, existing Title Policies, Income and Expense Reports and 2016 1st Quarter Income and Expense Report, Sitelink Reports [Management Summary Reports for Dec. 31, 2014; Dec. 31, 2015; March 31, 2016 and as of today; most recent Occupancy Statistics report; most recent Rent Roll report]; Copies of Service Contracts, 2015, 2014 and 2013 Tax Returns, 2015 & 2016 Due and Payable Property Taxes, Property valuations (appraisal summary letters of October 2, 2015 and May 2, 2008 appraisals), Last 12 Months Bank Statements, Leases with Montessori Academy at Geist, Inc. and Thomas A. Grant, and all insurance policies affecting the Property.

(ii)Make available to Buyer for review and inspection at Seller’s offices, copies of all materials in Seller’s possession respecting the Property including, without limitation: environmental reports, permits and approvals, building plans, appraisals, site plans, and related documentation, agency agreements and related documentation, licenses, zoning materials, tax bills and any other records affecting all or any part of the Property.

(iii)Make available to Buyer for review and inspection at Seller’s offices copies of all materials respecting the Property including, without limitation, the following:

(a)	Original plans for the Project;
(b)	2014 & 2015 Income and expense statements;
(c)	A report listing all tenants, unit #s and a sample copy of the form of lease used by Seller;
(d)	List of personal property to be transferred to Buyer;
(e)	Copies of all service Contracts and other contracts relating to the Property;
(f)	Copies of last three years tax returns for the Property;

(g)	Copies of the last twelve months of operating statements and utility bills for the Property;
(h)	Copies of the last twenty-four months of property taxes, valuation and tax-related documents, insurance policies and invoices, marketing and advertising expenses with invoices affecting the Property;
(i)

Copies of all material correspondence sent to or received from all Property tenants (and the representatives of such tenants) associated with  material issues relating to the Leases within the twelve (12) month period preceding the Effective Date (and Seller shall promptly forward to Buyer any such correspondence sent or received during the term of this Agreement relating to materials issues associated with the Leases);

(j)	The Property management contract with amendments (if applicable), and any employment contracts (if applicable),;
(k)	A summary of pending insurance claims and pending litigation (including, without limitation, all eviction and auction actions pending), if any;
(l)	Bank statements for all of Seller’s accounts relating to the Property for the last 12 months;
(m)	Copies of all guaranties or warranties with respect to the roof or other portions of the Property, if any; and
(n)	Copies of all certificates of occupancy and/or other permits and approvals affecting the Property.

Electronic versions of all items to be provided by Seller to Buyer under Paragraph 5(a)(i) will be sent by Seller to Buyer at the following email address:  mwinmill@globalselfstorageinc.com; provided, however, that Seller shall email electronic versions of the most recent Project survey and title policy to Buyer’s counsel at amaguire@mkbattorneys.com.  Hard copies of all items referenced in this Paragraph 5(a) shall be sent by Seller to Buyer at the physical address referenced in Paragraph 15, if requested at Buyer’s sole cost and expense.

(iii)During the term of this Agreement, Seller will afford Buyer, its agents and representatives, upon reasonable prior notice of at least forty-eight (48) hours and at reasonable times, with full access to the Property, for Buyer's inspection, testing and review.  The results of such inspection or testing shall be provided to Seller, upon request.  Notwithstanding the foregoing, Buyer’s access to the Property shall not include any subsurface sampling of soil or groundwater without Seller’s express written consent. Without limiting the foregoing, Seller shall make available to Buyer at the Project all Leases (with all Lease guarantees, tenant correspondence and related materials).  Buyer shall restore any portion of the Property disturbed by Buyer’s testing activities on the Property to its condition as existed prior to such disturbance. Buyer shall indemnify, hold harmless and defend (using counsel selected by Seller) Seller against all claims, losses, costs, demands and liabilities to the extent caused by Buyer’s access to the Property pursuant to this Paragraph 5(a)(iii).  Buyer shall provide Seller with a certificate of insurance evidencing liability insurance against property loss and personal injury in connection with such activities in an amount of not less than $1,000,000 combined single limit and naming Seller as an additional insured.  Buyer shall promptly notify Seller in the event the policy of insurance evidenced by the certificate of insurance is cancelled by the insurance company or notice of cancellation is given by the insurance company.  This Paragraph 5(a)(iii) shall survive the Closing or any prior termination of this Agreement.

(b)The “Feasibility Study Termination Date” shall be that date which is forty-five (45) days after the Effective Date.  On or before the Feasibility Study Termination Date, Buyer shall have the right to terminate this Agreement (for any reason or for no reason) by delivery of notice to Seller, and this Agreement shall be deemed terminated (and the Deposit shall be returned to Buyer) upon Buyer’s delivery of such termination notice.  If Buyer elects to proceed to Closing hereunder, Buyer shall provide Seller with notice of same ("Feasibility Study Clearance Letter") within two (2) business days after the Feasibility Study Termination Date.  In the event that Buyer fails to timely provide a Feasibility Study Clearance Letter to Seller, this Agreement shall be deemed terminated (and the Deposit shall be promptly returned to Buyer) if, within five (5) business days after Buyer’s receipt of notice from Seller referencing Buyer's failure to timely provide a Feasibility Study Clearance Letter, Buyer fails to provide a Feasibility Study Clearance Letter to Seller.

(c)During the term of this Agreement, Seller shall not, without Buyer's consent (which shall not be unreasonably withheld), enter into or extend:

(i)any Lease or other possessory arrangement regarding the Property (A) for a term (including any renewals) of more than one (1) year, (B) which calls for rental and other payments which are less than those currently payable for the space being rented, except for competitive price matching, or (C) which grants the lessee any concessions which will not be fully performed by Seller prior to Closing; or

(ii)except for the web-based SiteLink Software, LLC agreement renewal, any service or other contract regarding the Property for a term which will extend past the Closing Date.

(d)During the term of this Agreement and extending beyond the Closing Date, Seller shall reasonably cooperate with Buyer’s efforts to obtain permits and approvals respecting Buyer’s Project signage at no cost to Seller.  Without limiting the generality of the foregoing, Seller shall sign applications for permits for Buyer’s submission respecting Buyer’s sign panels upon Buyer’s request at no cost to Seller.  Notwithstanding the foregoing, in the event this Agreement is terminated, Buyer shall promptly cause the withdrawal, at Buyer’s sole cost and expense, all of submissions for Buyer’s sign panels.

(e)Seller shall use commercially reasonable efforts to obtain a signed estoppel certificate from each of Seller’s non-storage unit tenants, including without limitation Montessori Academy at Geist, Inc. and Thomas A. Grant, in a form pre-approved by Buyer, on or before the Feasibility Study Termination Date.

(f)On or before the Feasibility Study Termination Date, Buyer shall provide written notice to Seller indicating which Contracts (if any) Buyer elects to assume at Closing.  Without limiting the generality of the foregoing, Buyer shall assume Seller’s Contract with SiteLink only if such Contract is for web-based service and Buyer shall assume those contracts set forth on Schedule 3(f).

6.	Closing

Closing of the transaction contemplated herein ("Closing") shall be a remote Closing by escrow, on a date (the "Closing Date") selected by Buyer and Seller which is not later than fifteen (15) days after the date of the Feasibility Study Clearance Letter.

7.	Evidence and Condition of Title

(a)At Closing, Seller shall cause title to the Property (other than the Personalty) to be fee simple and: (i) good and marketable and free and clear of all tenancies, liens, encumbrances and title objections, other than the Leases; and (ii) insurable as such, at regular rates, by Title Company.  Title to the Personalty shall be good and marketable and free and clear of all liens, security interests and other encumbrances.

(b)After the execution of this Agreement, Buyer shall apply for a commitment for title insurance from Title Company (the "Title Commitment").  Seller agrees to cooperate with Buyer and Title Company in connection therewith, including (without limitation) delivering to Buyer copies of any requested deeds, plans, surveys and title policies in Seller's possession or control.  Buyer shall have the right to deliver a notice to Seller of the existence of any requirements, conditions or exceptions noted in the Title Commitment or a current survey of the Project which are unsatisfactory to Buyer (such exceptions being called "Title Defects"), with which Buyer shall include a copy of the Title Commitment, copies of recorded exceptions specified therein and, at Buyer’s option, a current survey of the Project.

(c)(i)     If Buyer notifies Seller of the existence of any Title Defects, Seller shall have ten (10) days from the date of such notice to notify Buyer whether Seller intends to cure such Title Defects, except that in all cases Seller must discharge at or prior to Closing all monetary liens affecting the Property.  Seller's failure to notify Buyer within such 10-day period shall be conclusively deemed to be Seller's notice to Buyer of Seller's decision not to cure the Title Defects, except such monetary liens.

(ii)If Seller notifies, or is deemed to have notified, Buyer of its intention not to cure all Title Defects, Buyer shall have ten (10) days thereafter to notify Seller of its decision whether to take such title as Seller may give or of terminating this Agreement, and in the latter event, the Deposit shall be promptly returned to Buyer and this Agreement shall terminate.

(d)If Seller agrees to cure any Title Defects and such Title Defects remain uncured at Closing, or if additional Title Defects created after the issuance of the Title Commitment exist at the time of Closing, then Buyer may, at Buyer’s option: (i) take such title as Seller can give, with a credit against the Purchase Price in an amount necessary to cure or correct any Title Defects which constitute monetary liens in an ascertainable amount (as reasonably determined by Buyer); or (ii) elect to receive a return of the Deposit, whereupon this Agreement shall terminate.

(e)Subject to Paragraph 5(c)(i), Seller shall not allow the Property or any part thereof to be transferred or encumbered during the term of this Agreement.

8.	Delivery of Documents and Other Items; Employees

(a)At Closing, Seller shall deliver to Buyer:

(i)A special warranty deed (the "Deed") to the Property, duly executed and acknowledged by Seller and in proper form for recording.

(ii)A Bill of Sale to the Personalty duly executed by Seller.

(iii)A valid assignment of the Leases and all security deposits required to be held by Seller pursuant to the Leases, duly executed and acknowledged, assigning to Buyer all of Seller's interest in the Leases and such security deposits, together with the original executed Leases (which Seller shall leave at the Project for Buyer) and an updated, true, correct and complete version of the Lease Schedule.

(iv)A credit to Buyer in the amount of all security deposits in connection with the Leases, including any required interest thereon, as of the Closing Date.

(v)An executed assignment to Buyer of all of the interest of Seller under the Contracts that are assignable, but only to the extent Buyer desires to assume any thereof in addition to those Contracts set forth in Paragraph 5(f) that Buyer agreed to assume, together with originals of such Contracts, if available.

(vi)An executed general assignment of all governmental plans and approvals, utility rights, and the other intangible property rights respecting the ownership and operation of the Property.

(vii)Such documents, affidavits, disclosure forms and indemnities as Title Company or Buyer shall require, including (without limitation) (A) documents or affidavits in connection with seller gain withholdings required under applicable law, (B) gap affidavit and (C) Seller’s completed and signed State of Indiana Sales Disclosure form which, to the extent permitted under applicable law, may be in addition to a separate State of Indiana Sales Disclosure form submitted by Buyer.

(viii)Such limited liability partnership documents and other organization documents as Title Company shall reasonably require to evidence Seller's formation, existence and authority to consummate the sale of the Property and delivery of the Deed.

(ix)An executed version of the final closing statement prepared by the Title Company.

(x)A certificate in the form of Exhibit E, executed and acknowledged by Seller, in accordance with Section 1445 of the Internal Revenue Code, as amended.

(xi)A non-competition agreement signed by Seller and Richard Braun and Christopher Sullivan, in a form acceptable to Buyer and Seller and Seller’s members, in connection with Paragraph 23.

(xii)All keys, passcards and passcodes (for doors, security systems, management kiosks or otherwise) used in connection with the Property.

(b)At Closing, Buyer shall deliver to Seller (i) an executed version of the final closing statement prepared by the Title Company, (ii) the balance of the Purchase Price due, and (iii) such limited liability company documents and other organization documents as Title Company shall reasonably require to evidence Buyer's formation, existence and authority to consummate the purchase of the Property and delivery of the Purchase Price.

(c)Effective as of the Closing Date, Seller shall cause (i) the termination of the on-site Property manager (the “Manager”) and (ii) the Manager to be paid all amounts that the Manager is due through the Closing Date (including accrued wages and benefits).  At such time, Buyer shall have the right, in its discretion, to enter into a separate employment agreement with the Manager.  If requested by Buyer, Seller agrees to cooperate with Buyer's efforts to retain the Manager (including, without limitation, delivering a jointly-signed letter to the Manager explaining this transaction and Buyer's willingness to hire him).

(d)Pursuant to Section 9(e), the Seller and Buyer acknowledge and agree that they shall settle any prorations that are not paid on the Closing Date by the Post-Closing Settlement Date (as defined herein).

9.	Apportionment

The following items are to be computed and apportioned between Buyer and Seller as of the Closing Date on a per diem and on a 365 day year basis unless otherwise set forth below:

(a)Water and sewer rents.

(b)Seller shall pay all real estate taxes and assessments affecting the Property (collectively, “Taxes”) which are due and payable on or before the Closing Date and Buyer shall pay all Taxes which are due and payable after the Closing Date.  Notwithstanding the foregoing, after Closing, Buyer shall timely pay Taxes covering the period of Seller’s ownership of the Property in an amount not to exceed Fifty-Eight Thousand Dollars ($58,000) and Seller shall timely pay all other Taxes (including, without limitation, any applicable agricultural rollback tax) covering any period of Seller’s ownership of the Property.  Each party shall indemnify, hold harmless and defend the other party (using counsel selected by the other party) against all claims, losses, costs, demands and liabilities in connection with the foregoing Paragraph 9(b).

(c)Any amounts payable under the Contracts to be assumed by Buyer; provided, that if Buyer receives a bill for any such amount after the Closing Date which bill covers a period prior to the Closing Date, Seller shall pay to Buyer that part of such amount properly allocable to the period prior to the Closing Date.

(d)The rents and charges due under all Leases, hot and cooled water charges, electricity and other utility charges and all other additional rent, sundry charges paid by lessees under the Leases and other income to Seller to the extent collected by Seller prior to the Closing Date and which, as of the Closing Date, represent payments thereof to Seller which are applicable in whole or in part to a period of time subsequent to the Closing Date.

(e)All of the items referenced in Paragraph 9(d) which are due and payable prior to the Closing Date, but which have not been collected by Seller, shall be pro-rated as follows at Closing: Current rental income shall be pro-rated as of the Closing Date.  Income received on the Closing Date shall be credited to Buyer.  All prepaid rents covering any time period from or after the Closing Date shall be transferred to Buyer.  All deposits shall be transferred to Buyer.  All accounts not yet paid and delinquent 30 days or less as of the Closing Date (“Recent AR”) shall be considered paid for pro-ration calculations.  All accounts not yet paid and delinquent 31 days or more as of the Closing Date (“Aged AR” and, collectively with Recent AR, “Past Due”) shall become the property of Buyer with no pro-ration.  After the Closing Date Buyer shall use good faith efforts to collect Past Due rental payments and (i) after Buyer collects payment for Past Due accounts covering periods from and after the Closing Date, Buyer shall remit to Seller any collected Recent AR rent dating to the term of Seller’s ownership and (ii) after Buyer collects payment of rent from tenant Jeff Witt/Integrity, Inc. covering periods from and after the Closing Date, Buyer shall remit to Seller any collected Aged AR rent from tenant Jeff Witt/Integrity, Inc. dating to the term of Seller’s ownership.  The parties acknowledge and agree that on or before that date which is two (2) years after the Closing Date (the “Post-Closing Settlement Date”), the parties shall have calculated all such prorations set forth in this Section 9 and made any applicable payments to the other party.

(f)Payment of all utility company charges, for periods through the Closing Date (including, without limitation, electricity, water and sewer) shall be made by Seller.  Adjustments for utilities respecting periods during which Closing occurs shall be based upon the next bill received and such adjustment shall occur after the Closing Date.  Seller shall retain the right to the refund of all utility deposits.  With respect to any utility adjustment, Seller shall obtain meter (or other measuring device) readings of the utility consumption as of the Closing Date and, wherever possible, Seller shall pay directly to the utility company the amount determined to be due as of the Closing Date.

At Closing, Seller shall credit Buyer $890.16 for the replacement of Project sign panels damaged during Seller’s term of ownership.

This Paragraph 9 shall survive Closing.

10.	Other Costs.

Each party shall pay its own legal fees.  Seller shall pay the cost of a base owner's title policy and the cost of title endorsements necessitated by Title Defects, and Buyer shall pay the cost of any additional title endorsements selected by Buyer.  Buyer shall pay all survey update costs.  Buyer shall pay all Deed recording costs, and Buyer and Seller shall each pay one half of all applicable closing fees (including, without limitation, such fees imposed by the Title Company).  Seller shall (a) pay all sales and use taxes, employer withholding taxes and all taxes respecting the Property or the Seller incurred or imposed in connection with any period on or prior to the Closing Date, except as otherwise provided for in Paragraph 9(b); and (b) indemnify, hold harmless and defend (using counsel selected by Buyer) Buyer against all claims, losses, costs, demands and liabilities in connection with the foregoing Paragraph 10(a).  This Paragraph 10 shall survive Closing.

11.	Title Company as Deposit Holder

(a)Title Company shall hold the Deposit in an interest-bearing account and shall disburse the Deposit in accordance with the terms of this Agreement.  Upon such disbursement, Title Company shall be released and discharged from all obligations hereunder.

(b)Title Company, in its sole discretion, may at any time deposit the Deposit, with a court of competent jurisdiction selected by it and, in such event, Title Company shall be fully released and discharged from all obligations hereunder with respect to the Deposit.  Alternatively, Title Company may hold the Deposit pending receipt of joint instructions from Seller and Buyer.

(c)The duties of Title Company hereunder are only as herein specifically provided and are purely ministerial in nature.  Title Company shall incur no liability whatever, as long as Escrow Agent acts in good faith.  Title Company may refuse to take any action respecting the Deposit or this Agreement, unless indemnified to its satisfaction by Buyer and/or Seller.

(d)Seller and Buyer agree to sign an escrow agreement if requested by the Title Company.

12.	Insurance

Seller shall maintain in effect until the Closing Date its current insurance policies with respect to the Property.  In the event of damage to the Property by fire or any other casualty, Seller shall promptly notify Buyer and this Agreement shall not be affected thereby, provided the cost of repairing such damage shall not exceed the sum of $50,000.00, and provided all such costs are covered by such policies or Seller shall agree to pay any deficiency, to be specified in Seller's notice.  If, however, damage caused by fire or other casualty insured under such policies shall exceed $50,000.00, or if the damage is not fully covered by such policies and Seller does not agree to pay Buyer at Closing the cost of repairing the uncovered damage, Buyer shall have the right and option to cancel and terminate this Agreement by giving notice to Seller within fifteen (15) days after Buyer receives Seller's notification of such damage.  Thereupon, Buyer shall be entitled to promptly receive back the Deposit, whereupon this Agreement shall be null and void and Seller’s election to not pay the deficiency shall not be deemed a default under this Agreement.  If, in the event of a casualty, this Agreement shall not be terminated as in this Paragraph 12 provided, Seller shall pay or assign to Buyer at Closing all monies received or receivable from the insurance companies which wrote such policies, all claims against such insurance companies as a result of the losses covered by such policies and any deficiency amount agreed upon by Seller as described above in this Paragraph 12, less documented amounts previously expended by Seller for repair of the casualty damage.

13.	Condemnation

In the event that all or part of the Property is taken by condemnation or eminent domain proceeding between the date of this Agreement and the Closing Date, Buyer may (a) cancel this Agreement, if the part of the Property so taken is material to the use or value of the Property, or (b) take title subject to such condemnation or taking and receive the proceeds thereof, and Seller shall assign all of Seller’s rights to unpaid proceeds to Buyer at Closing.  Buyer shall notify Seller of its election not more than fifteen (15) days after notice from Seller of the occurrence of the condemnation or taking and the extent thereof.  If Buyer shall elect to cancel this Agreement pursuant to (a) above, then Buyer shall be entitled to receive back the Deposit, whereupon this Agreement shall be null and void.

14.	Brokers

Seller and Buyer each represent and warrant to the other that it has neither engaged nor dealt with any broker or finder in connection with this Agreement, other than Seller’s broker MJ Partners (which includes A.M. Macy Co.) (the "Broker").  Seller and Buyer each agree to indemnify, save harmless and defend the other from and against all claims, losses, liabilities and expenses, including reasonable attorneys' fees, through any and all appeals, arising out of any claim made by any other broker, finder or other intermediary who claims to have been engaged by such party in connection with the transactions contemplated by this Agreement.  Seller shall be responsible for paying the Broker a commission respecting the sale of the Property upon Closing of this transaction.  The provisions of this Paragraph 14 shall survive Closing or any prior termination of this Agreement.

15.	Notices

All notices and other communications hereunder ("Notices") shall be in writing and be (a) mailed first class, certified mail, return receipt requested, postage pre-paid, (b) sent via recognized overnight delivery service (i.e., Federal Express), or (c) sent by email, with an original to follow via (a) or (b) above and addressed:

IF TO SELLER:	Richard Braun
Gray Eagle Development, LLP
6054 E. 10th St.
Indianapolis, IN 46219
Email: rbraun@braunsullivan.com

WITH A COPY TO:	Alexandra S. Sylvia Plews Shadley Racher & Braun LLO 1346 N. Delaware St. Indianapolis, IN 46202 Email: asylvia@psrb.com

IF TO BUYER:	Mark C. Winmill Global Self Storage, Inc. 3814 Route 44 Millbrook, NY 12545 Email: mwinmill@globalselfstorageinc.com

WITH A COPY TO:	Andrew Maguire McCausland Keen & Buckman 80 W. Lancaster Avenue, 4th Floor Devon, PA 19333 Email: amaguire@mkbattorneys.com

Notices shall be deemed received: three (3) business days after mailed in conformity with (a) above; one (1) business day after sent via delivery service in conformity with (b) above; or on the day sent by email in conformity with (c) above.  Notices may be given by a party’s attorney on its behalf.

16.	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors and assignees, as the case may be.  Without need for Seller consent, Buyer shall have the right to assign all or any of its interest and rights under this Agreement to any entity controlled by, controlling or under common control with Buyer.  Otherwise, Seller’s consent shall be required for any assignment of rights under this Agreement.

17.	Binding Effect; Amendments

This Agreement contains the final and entire agreement between the parties with respect to the subject matter hereof.  The parties shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not herein contained.  This Agreement may not be changed orally but only by an instrument in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

18.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Electronically transmitted copies of counterpart signature pages of this Agreement shall have the same force and effect as originals.

19.	Litigation

In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney's fees.  The parties each waive trial by jury in any legal action between the parties arising out of this Agreement.

20.	Governing Law; Time of the Essence

This Agreement shall be construed and interpreted in accordance with the laws of the State of Indiana.  The parties agree that all time is of the essence.

21.	Paragraph Headings

The paragraph headings in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof, and shall not constitute a part of this Agreement.

22.	Seller Cooperation Post-Closing

After Closing, Seller shall sign and deliver to Buyer all reasonable documents and materials reasonably requested by Buyer.  Seller shall promptly make payments to Buyer in the amount of all Project rental payments erroneously delivered to Seller and/or erroneously made payable to Seller after Closing for any monies due to Buyer as provided for in Paragraph 9.  This Paragraph 22 shall survive Closing.

23.	Non-Competition

For a period of two (2) years following the Closing Date, the following parties shall not develop, purchase or invest in any self storage facility or mini storage facility within a five (5) mile radius of the Project: Seller, Seller’s principals, Richard Braun and Christopher Sullivan and Seller’s affiliates excluding any affiliates of Alan Small (collectively, the “Seller Parties”).  The Seller Parties acknowledge that the restrictions set forth in this Paragraph 23 are reasonable and necessary for the protection of Buyer’s purchase of, and interest in, the Property.  This Paragraph 23 shall survive Closing.

24.	1031 Exchange

Either party may effect a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, each party agrees that it will cooperate with the other to effect a tax-free exchange in accordance with the provisions of Section 1031 of the Code and the regulations promulgated with respect thereto, provided same shall not delay the Closing, unless agreed to by the other party in its sole discretion.  The exchanging party shall be solely responsible for any additional fees, costs or expenses incurred in connection with the like-kind exchange contemplated by it pursuant to this Paragraph 24, and neither party shall be required to incur any debt, obligation or expense in accommodating the other hereunder.  In no event shall either party’s ability or inability to effect a like-kind exchange, as contemplated hereby, in any way delay the Closing or relieve the other from its obligations and liabilities under this Agreement.  Each party hereby agrees to indemnify and hold harmless the other from any liability, losses or damages incurred by the other in connection with or arising out of the Section 1031 like-kind exchange of the exchanging party, including but not limited to any tax liability.  This Paragraph 24 shall survive Closing.

25.	Confidentiality

Buyer, Seller and their respective representatives shall hold in strict confidence all data and information obtained with respect to the opposite party, its business, the Property or the transaction contemplated by this Agreement (including the existence and terms of this Agreement), whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others, other than to counsel, accountants or agents or independent contractors associated with the Property, who must agree to maintain the information in strict confidence, or in a judicially or administratively ordered proceeding where the disclosure is required by-law, or in connection with reporting requirements related to securities laws.  In the event this Agreement is terminated for any reason or the transaction does not close in accordance with the terms hereof, each party shall promptly return to the other any statements, documents, schedules, exhibits or other written information obtained in connection with this Agreement or the transaction contemplated herein (including all materials provided under Paragraph 5).  Notwithstanding anything herein to the contrary, Buyer representatives shall have the right to contact any officials representing The Town of McCordsville (and any political subdivisions or departments thereof), The City of Fishers (and any political subdivisions or departments thereof), Hamilton County (and any political subdivisions or departments thereof) or Hancock County (and any political subdivisions or departments thereof) in connection with the Property or the transaction contemplated under this Agreement.

The provisions of this Paragraph 25 shall survive termination or Closing.

26.	Effective Date

The Effective Date shall be the later of (a) the date that Seller executes this Agreement and provides proof of same to Buyer, or (b) the date that Buyer executes this Agreement and provides proof of same to Seller.  The Effective Date shall be inserted in the preamble at the top of page one of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates below written.

SELLER:

GRAY EAGLE DEVELOPMENT, LLP
[dba 96th & Olio Road Self Storage]

Date of Execution: ___________, 2016	By:
Name:
Title:

BUYER:

SSG MCCORDSVILLE LLC

Date of Execution: ____________, 2016	By:
Name:
Title: